Exhibit 99.1

Summit Wireless Technologies Announces New Chief Strategist and Inducement Grant Under Nasdaq Listing Rule 5635(C)(4)

SAN JOSE, Calif., September 14, 2021--(BUSINESS WIRE)--Summit Wireless Technologies, Inc. (NASDAQ: WISA) (the "Company" or "Summit Wireless Technologies"), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, announced that Eric Almgren has joined the Company as Chief Strategist effective September 13, 2021. Mr. Almgren will report to the Company’s Chief Executive Officer and will be responsible for performing the services and duties customarily associated with a Chief Strategist.

In a separate release also issued today, the Company announced additional hires of industry veterans. The new team’s objective is to increase the proliferation of the WiSA standard and to drive Summit Wireless revenue growth.

On September 13, 2021, in connection with Mr. Almgren’s appointment as the Company’s Chief Strategist, Mr. Almgren was granted shares of restricted stock of the Company equal to 2% of the shares of common stock of the Company issued and outstanding on such date (the "Shares") as an inducement material to Mr. Almgren entering into employment with the Company. The Shares were approved by the Company’s Board of Directors and granted outside of the Company’s 2020 Stock Incentive Plan and 2018 Long-Term Stock Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4). In connection with the award of Shares, Mr. Almgren and the Company have entered into an Inducement Award Agreement for Restricted Shares, which agreement contemplates one-fourth (1/4) of the Shares vesting over a 36-month period commencing on September 13, 2021. Thereafter, 1/36 of those Shares will vest on the first day of each subsequent month until all Shares have vested. In addition, the remaining three-fourths of the Shares vest subject to the achievement of certain Company milestones related to the volume weighted average closing price per share of the Company’s common stock, as reported on NASDAQ, for the ten (10) consecutive days in which thresholds of the Company’s market capitalization of $75 million, $100 million and $150 million are achieved.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of the WiSA Association, the Wireless Speaker and Audio Association, and works in joint partnership with other WiSA Association members to champion reliable interoperability standard across the audio industry. Summit Wireless is headquartered in San Jose, CA, with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WISA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified™ components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. The WiSA Association also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about the WiSA Association, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA Association logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.